UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2007

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Employment Agreement - David J. Field

On August 2, 2007, Entercom Communications Corp. (the “Company”) entered into an Amended and Restated Employment Agreement with David J. Field, the Company’s Chief Executive Officer and President (the “DJF Agreement”).  The following is a summary description of the material terms of the DJF Agreement and by its nature is incomplete.  For further information regarding the terms and conditions of the DJF Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2007.

The DJF Agreement has an initial term of three years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension.  The DJF Agreement provides for an annual base salary of $760,000, subject to annual increase based upon the percentage increase in the Consumer Price Index for all Urban Consumers, and for an annual performance-based bonus target equal to 110% of his annual base salary.  The DJF Agreement also provides for a grant of options to purchase 400,000 shares of the Company’s common stock pursuant to the Entercom Equity Compensation Plan which will vest at a rate of 25% of the total number of options subject to the grant on each anniversary of the date of grant. The exercise price of these options, as calculated pursuant to the DJF Agreement, is $23.87, which is approximately 14% greater than the NYSE closing price of the Company’s common stock on the grant date.

In addition, the DJF Agreement provides for an initial grant of 112,500 shares of restricted stock pursuant to the Entercom Equity Compensation Plan which will vest on the achievement of certain Company total shareholder return targets and for annual grants of 37,500 shares of restricted stock pursuant to the Entercom Equity Compensation Plan which will vest at a rate of 50% of the total number of shares subject to the grant on the second anniversary of the date of grant and 25% of the total number of shares subject to the grant on each subsequent anniversary of the date of grant.  The vesting of this initial grant of 112,500 shares of restricted stock is contingent upon shareholder approval of an amendment to Section 3(c) of the Entercom Equity Compensation Plan to include Total Shareholder Returns as a “Performance Criteria” pursuant to such plan.  The DJF Agreement also provides that in the event of a change in control of the Company (as defined in the DJF Agreement) all of David Field’s then outstanding equity compensation awards shall become fully vested and exercisable.

Pursuant to the DJF Agreement, in the event that David Field is terminated by the Company without cause (as defined in the DJF Agreement) or he resigns for good reason (as defined in DJF Agreement) prior to the execution of a binding agreement which would result in a change in control if consummated or more than two years following a change in control, subject to his execution of a release of claims against the Company, all of David Field’s outstanding equity compensation awards that vest on the basis of the Company’s performance shall become fully vested and the Company shall pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, or (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement.  If such termination occurs following the execution of a binding agreement which would result in a change in control if consummated or prior to two years following a change in control, subject to his execution of a release of claims against the Company, all of David Field’s outstanding equity compensation awards shall become fully vested, and the Company shall pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three year period.  The Company shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.  Additionally, should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall make an additional payment in an amount sufficient to place David Field in the same after-tax position as if the excise tax had not applied.

Furthermore, in the event that David Field dies or becomes disabled, then all of David Field’s outstanding equity compensation awards that vest on the basis of the Company’s performance shall become fully vested and the Company shall pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, and the Company shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.

Employment Agreement - Joseph M. Field

On August 2, 2007, Entercom Communications Corp. (the “Company”) entered into an Amended and Restated Employment Agreement with Joseph M. Field, the Company’s Chairman (the “JMF Agreement”).  The following is a summary description of the material terms of the JMF Agreement and by its nature is incomplete.  For further information regarding the terms and conditions of the JMF Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2007.

The JMF Agreement provides that for so long as Joseph Field serves as the Chairman of the Company’s Board of Directors, he shall receive an annual retainer in an amount equal to three times the annual retainer payable to non-employee members of the Board of Directors, as in effect from time to time.  This annual retainer shall be payable either in cash or in restricted stock units which vest over the one year period following the date of grant.  Additionally, the Company shall grant him annual equity compensation awards of the same type and for an underlying number of shares equal to three times the number of shares underlying the awards granted to each non-employee member of the Board of Directors pursuant to the Company’s non-employee director compensation policies as in effect from time to time.

Pursuant to the JMF Agreement, if Joseph Field ceases to serve as Chairman of the Board of Directors for any reason other than a removal from his position as Chairman the Board for cause (as defined in the JMF Agreement), all of his outstanding equity awards and rights shall become vested, exercisable and payable with respect to all of the equity subject thereto.

In the event that Joseph Field dies or becomes disabled, he shall be deemed to have completed his then current term on the Board of Directors and the Company shall pay him, or his estate a lump sum payment equal to his then current annual retainer.  In addition, upon his termination of employment for any reason, the Company shall provide for continued medical insurance coverage for him and his spouse  for the duration of their respective lives.

Furthermore, the JMF Agreement provides that in the event that any payments made pursuant to the JMF Agreement become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall make an additional payment in an amount sufficient to place Joseph Field in the same after-tax position as if the excise tax had not applied.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

	By:	/s/ Stephen F. Fisher
Stephen F. Fisher
Executive Vice President and
Chief Financial Officer
Dated: August 3, 2007